As filed with the Securities and Exchange Commission on June 25, 2026

Registration No. 333-294525

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________

AMENDMENT NO. 1 TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

________________

MobbQuest Inc.

(Exact name of registrant as specified in its charter)

Wyoming	7299	39-3278864
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

39 Wyandotte Avenue

Oceanport, NJ 07757

(848) 500-0715

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

________________

Jacqueline Kripaitis

Chief Financial Officer, Secretary and Treasurer

39 Wyandotte Avenue

Oceanport, NJ 07757

(848) 500-0715

(Name, address, including zip code, and telephone number, including area code, of agent for service)

________________

Copies to:

Philip D. Forlenza, Esq.

Giordano, Halleran & Ciesla, P.C.

125 Half Mile Road, Suite 300

Red Bank, NJ 07701

(732) 741-3900

_____________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell, nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion Dated June 25, 2026

PROSPECTUS

MOBQUEST INC.

Up to 45,159,070 Shares of Common Stock to be Offered and Sold by Selling Stockholders

This prospectus relates to the offer and sale from time to time by the Selling Stockholders named in this prospectus (the “Selling Stockholders”) of up to 45,159,070 shares (the “Shares”) of common stock of MobbQuest Inc., par value of $.0001 per stock. See “Selling Stockholders.”

The Selling Stockholders may offer all or part of the securities for resale from time to time through public or private transactions at a fixed price of $.02 per share. These securities are being registered to permit the Selling Stockholders to sell securities from time to time, in amounts, and on terms determined at the time of offering. The Selling Stockholders may sell these securities through ordinary brokerage transactions, directly to market makers of our shares or through any other means. We are registering these securities for resale by the Selling Stockholders named in this prospectus, or their transferees, pledgees, donees or assignees or other successors-in-interest (that receive any of the shares as a gift, distribution or other non-sale related transfer). Our registration of the securities covered by this prospectus does not mean that either we or the Selling Stockholders will issue, offer or sell, as applicable, any of the securities. The Selling Stockholders may offer and sell the securities covered by this prospectus in a number of different ways and at the fixed offering price of $.02 per share. We provide more information in the section entitled “Plan of Distribution.” In connection with any sales of Shares offered hereunder, the Selling Stockholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended.

We will not directly receive any of the proceeds from the sale of the securities by the Selling Stockholders. The aggregate proceeds to the Selling Stockholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Stockholders.

Our common stock is not listed on any public market and although we intend to apply to have prices of our common stock quoted on OTC Markets’ OTCID tier, there can be no assurance that a market maker will agree to file the necessary documents with the Financial Institution Regulatory Authority to enable our common stock to be quoted on the OTCID market, nor can there be any assurance that any application filed by any such market maker will be approved.

This prospectus provides you with a general description of such securities and the general manner in which the Selling Stockholders may offer or sell the securities. You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.

We are an “emerging growth company” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company disclosure and reporting requirements. See “Summary of the Prospectus - Emerging Growth Company”.

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described in the section titled “Risk Factors” beginning on page 4 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 25, 2026.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 filed with the Securities and Exchange Commission, or the “SEC,” by MobbQuest Inc., a Wyoming corporation, and constitutes a prospectus of MobbQuest Inc. under Section 5 of the Securities Act with respect to the Shares.

The Selling Stockholders named in this prospectus may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus includes important information about us, the Shares and other information you should know before investing. Any prospectus supplement or post-effective amendment to the registration statement may also add, update, or change information in this prospectus. If there is any inconsistency between the information contained in this prospectus and any prospectus supplement or post-effective amendment to the registration statement, you should rely on the information contained in that particular prospectus supplement or post-effective amendment to the registration statement. This prospectus does not contain all of the information provided in the registration statement that we filed with the SEC. You should read this prospectus together with the additional information about us described in the section below entitled “Where You Can Find More Information.” You should rely only on information contained in this prospectus. We have not, and the Selling Stockholders have not, authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date on the front cover of the prospectus. You should not assume that the information contained in this prospectus is accurate as of any other date.

The Selling Stockholders may offer and sell the securities through agents or to or through underwriters or dealers. A prospectus supplement, if required, may describe the terms of the plan of distribution and set forth the names of any agents, underwriters or dealers involved in the sale of securities. See “Plan of Distribution.”

Unless otherwise stated or the context otherwise requires, all references in this subsection to the “Company,” “we,” “us,” “our,” or “MobbQuest” refer to MobbQuest Inc., a Wyoming corporation.

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.

Market data and certain industry data and forecasts used throughout this prospectus were obtained from internal company surveys, market research, consultant surveys, publicly available information, reports of governmental agencies and industry publications and surveys. Although we are responsible for all of the disclosures contained in this prospectus and we believe the market and industry data included in this prospectus is reliable, we have not independently verified any of the data from third party sources, nor have we ascertained the underlying economic assumptions relied upon therein. Similarly, we believe our internal surveys, industry forecasts and market research are reliable, even though such surveys, forecasts and research have not been independently verified. The market and industry data and forecasts included in this prospectus involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such information. While we are not aware of any misstatements regarding the market and industry data and forecasts presented in this prospectus, such data and forecasts involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in this prospectus.

ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements. In addition, from time to time, we or our representatives may make forward-looking statements orally or in writing. We base these forward-looking statements on our expectations and projections about future events, which we derive from the information currently available to us. Such forward-looking statements relate to future events or our future performance, including: our financial performance and projections; our growth in revenue and earnings; and our business prospects and opportunities. You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as “may,” “should,” “expects,” “anticipates,” “contemplates,” “estimates,” “believes,” “plans,” “projected,” “predicts,” “potential,” or “hopes” or the negative of these or similar terms. In evaluating these forward-looking statements, you should consider various factors, including: our ability to change the direction of the Company; our ability to keep pace with new technology and changing market needs; and the competitive environment of our business. These and other factors may cause our actual results to differ materially from any forward-looking statement. Forward-looking statements are only predictions. The forward-looking events discussed in this document and other statements made from time to time by us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about us. We are not obligated to publicly update or revise any forward-looking statement, whether as a result of uncertainties and assumptions, the forward-looking events discussed in this document and other statements made from time to time by us or our representatives might not occur.

While we believe we have identified material risks, these risks and uncertainties are not exhaustive. Other sections of this prospectus describe additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations, and we do not intend to do so.

Forward-looking statements include, but are not limited to, statements about:

•our ability to obtain additional funding to market our app and develop new products;

•the inability to obtain sufficient intellectual property protection for our brand and technologies;

•our heath and wellness platform and app failing to perform as expected;

•customers not being satisfied with our platform and app;

•the development of alternative technology that adversely affects our business; and

•increased government regulation of our industry.

We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus in the case of forward-looking statements contained in this prospectus.

iii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. You should read this entire prospectus carefully, including the “Risk Factors” section, our historical consolidated financial statements and the notes thereto, each included elsewhere in this prospectus. Unless otherwise indicated or the context requires otherwise, the words “we,” “us,” “our,” the “Company,” or “our company,”and  “MobbQuest” refer to MobbQuest Inc., a Wyoming corporation.

Overview

Business Strategy Overview

We plan to provide a health and wellness platform that merges generalized health programs, rewards, and expert consultation into one ecosystem.  The name of our app is FitPointz.ai, and it is available through most app stores. Our goal is to engage the user with fitness activities and health programs that promote individualized well-being.  We currently have no subscribers and have not generated any revenues to date.  We expect to begin enrolling subscribers in October 2026.

Key Features of our platform include:

•Personalized health programs (fitness, nutrition, and recovery).

•Subscription-based access to personalized fitness and wellness plans.

•Premium expert consultations for users seeking deeper insights and training.

•Token rewards earned for activities, including completing exercises, watching live streams, sharing on social media, and other daily activities.

Many features of our app are currently under development. Full functionality of our app will require additional development work.  We expect the app to be fully functional in October 2026.

Content on our App

The FitPointz.ai app is being designed to provide access to Health Programs  and Social Media offerings that have the following features:

User Onboarding & Interface

●Guided Walkthrough: An interactive, step-by-step tutorial that shows new users how to navigate the app, discover creators, and access premium content.

●Sleek UI/UX Design: A highly visual, premium aesthetic combining a clean, media-centric feed with exclusive, creator-focused layout spaces.

●Performance Optimization (Page Overhaul): Fast-loading pages powered by optimized backend calls, ensuring a seamless, lag-free experience even when loading heavy video content.

●Theme Customization: Native support for both Light and Dark modes.

Content & Media Feeds

●Short-Form Video Feed: A dedicated, infinitely scrollable video feed designed specifically for immersive, vertical fitness content such as workouts, quick recipes, and motivational clips.

●Dynamic Explore Page: An algorithm-driven discovery feed that recommends new health influencers, trending challenges, and fitness routines based on individual user interactions.

●Home Feed: A central hub displaying photos, videos, and text updates from followed creators, blending free updates with premium teaser content.

Social & Communication

●Direct Messaging (DMs): Secure private messaging between users, as well as a direct channel for fans to connect with creators.

●Post Sharing via DM: A quick-share button on all posts and videos, allowing users to send workouts or meal ideas directly to friends within the application.

●Advanced DM Search Bar: A robust search function within the inbox to quickly find specific conversations or filter specifically by followed creators.

●Message Drafts: The ability to save unsent messages or responses as drafts to finish and send at a later time.

Creator & Monetization Tools

●Tiered Subscriptions: Tools for influencers to offer both free public posts and exclusive, paywalled content for premium subscribers (such as customized workout programs, live Q&As, or specialized diet plans).

●Tipping & Micro-transactions: A tool allowing users to send one-time tips on specific posts, video clips, or during live streams to support creators directly.

●Creator Analytics Dashboard: A backend hub for influencers to track profile views, engagement rates, subscriber retention, and revenue generation.

●Watermarking & Content Protection: Built-in security measures to protect intellectual property and discourage unauthorized downloading or screenshotting of premium, paywalled content.

User Profiles & Engagement

●Dual-Tab Profiles: Creator profiles highlighting a public tab for general content and a locked tab showcasing blurred or teased premium content that requires an active subscription to view.

●Standard Engagement Mechanics: Like, comment, and share functionalities across all media types.

●Fitness Tags & Categories: The ability to tag posts with specific fitness niches to improve discoverability and search accuracy.

Account Management & Security

●Secure Payment Gateway: Fully integrated payment processing to handle user subscriptions, one-time tips, and seamless payouts to creators.

●Privacy & Moderation Controls: Tools to block users, report inappropriate content, and filter offensive words or phrases from comments.

●Push Notifications: Customizable alerts for new direct messages, fresh content from favorite creators, live stream announcements, and subscription renewals.

For our app to provide subscribers with all of its planned features, such as the ability to interact with professional fitness trainers, nutritionists, recovery specialists and other influencers, we will need to engage these individuals.  We have not engaged any of these individuals to date but expect to engage between one and ten contributors by October 2026.

Going Concern

The accompanying financial statements have been prepared assuming that we will continue as a going concern. As shown in our financial statements, we incurred a net loss of $11,385 during the fiscal year ended November 30, 2025 and $35,629 during the three months ended February 28, 2026 and as of February 28, 2026, had an accumulated deficit of $47,013. Due to recurring losses from operations and the accumulated deficit our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern. If we are unable to continue as a going concern, our stockholders may lose all or some of their investment in our company.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” under the federal securities laws and, therefore, we may take advantage of certain exemptions from various public company reporting requirements, including:

•a requirement to only have two years of audited financial statements and only two years of related selected financial data and management’s discussion and analysis;

•exemption from the auditor attestation requirement on the effectiveness of our internal controls over financial reporting;

•reduced disclosure obligations regarding executive compensation; and

•exemptions from the requirements of holding a non-binding advisory stockholder vote on executive compensation and any golden parachute payments.

We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.235 billion in total annual growth revenues, have issued more than $1 billion of non-convertible debt in the past three years, or if we are deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission (the “SEC”). We may choose to take advantage of some, but not all, of the available benefits available to emerging growth companies. We have taken advantage of some of the reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock. In addition, an emerging growth company may delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Implications of Being a Smaller Reporting Company

We are a smaller reporting company as defined in the Securities Exchange Act of 1934, as amended. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as (i) the market value of our voting and non-voting common stock held by non-affiliates is less than $250 million measured on the last business day of our second fiscal quarter or (ii) our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our voting and non-voting common stock held by non-affiliates is less than $700 million measured on the last business day of our second fiscal quarter. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and have reduced disclosure obligations regarding executive compensation and, if we are a smaller reporting company with less than $100 million in annual revenue, we would not be required to obtain an attestation report on internal control over financial reporting issued by our independent registered public accounting firm.

Company Information

Our principal executive office is located at 39 Wyandotte Avenue, Oceanport, New Jersey 07757. Our website address is fitpoints.ai/#. The information on or accessible through our website is not part of this prospectus

The Offering

Securities being registered for resale by the Selling Stockholders named in the prospectus	45,159,070 shares of common stock.

Common Stock Outstanding prior to this Offering	45,159,070 shares as of June 25, 2026

Offering price	The securities offered by this prospectus may be offered and sold at a fixed price of $0.02 per share. See “Plan of Distribution.”

Use of proceeds

All of the Shares offered by the Selling Stockholders pursuant to this prospectus will be sold by the Selling Stockholders for their respective accounts. We will not directly receive any of the proceeds from these sales.

Risk Factors

See “Risk Factors” on page 4 of this prospectus and other information appearing elsewhere in this prospectus for a discussion of factors you should carefully consider before deciding whether to invest in our securities.

Dividend Policy

We have never declared or paid any cash dividends. We presently intend to retain our earnings for use in business operations and, accordingly, it is not anticipated that our Board of Directors will declare dividends in the foreseeable future. See “Dividend Policy.”

Market for our Shares	There is currently no public market for our shares. We plan to apply to have prices of our common stock quoted on OTC Markets’ OTCID tier.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider each of the following risks, together with all other information set forth in this prospectus, including the financial statements and the related notes, before making a decision to buy shares of our common stock. If any of the following risks materializes, our business could be harmed. In that case, the trading price of shares of our common stock could decline, and you may lose all or part of your investment.

Risks Related to the Company’s Business, Operations, and Industry

We have a relatively short operating history, which makes it difficult to evaluate our future prospects, forecast financial results, and assess the risks and challenges we may face.

Our business is relatively new and rapidly evolving. We were incorporated in 2025 and have a limited operating history. We have encountered in the past, and will encounter in the future, risks and uncertainties frequently experienced by growing companies with limited operating histories in rapidly changing industries. Risks and challenges we have faced or expect to face as a result of our relatively limited operating history and evolving business model include our ability to:

•make operating decisions and evaluate our future prospects and the risks and challenges we may encounter;

•forecast our revenue and budget for and manage our expenses;

•attract new customers and retain existing customers in a cost-effective manner;

•comply with existing and new or modified laws and regulations applicable to our business;

•manage our business assets and expenses;

•plan for and manage capital expenditures for our current and future offerings;

•anticipate and respond to macroeconomic changes and changes in the markets in which we operate;

•maintain and enhance the value of our reputation and brand;

•effectively manage our growth and business operations;

•hire, integrate and retain talented people at all levels of our organization; and

•successfully develop new features, offerings and services to enhance the experience of customers.

If our assumptions regarding these risks and uncertainties, which we use to plan and operate our business, are incorrect or change, or if we do not address these risks successfully, our results of operations could differ materially from our expectations and our business, prospects, financial condition and operating results could be adversely affected.

We have suffered operating losses since inception and we may not be able to achieve profitability.

We had an accumulated deficit of $47,013 as of February28, 2026. We expect to continue to incur significant set up, development, and marketing expenses in the foreseeable future related to the completion of development of our innovative health and wellness platform. As a result, we are sustaining substantial operating and net losses, and it is possible that we will never be able to sustain or develop the revenue levels necessary to attain profitability.

We may have difficulty raising additional capital, which could deprive us of necessary resources.

In order to support the initiatives envisioned in our business plan, we will need to raise additional funds through public or private debt or equity financing, collaborative relationships or other arrangements. Our ability to raise additional financing depends on many factors beyond our control, including the state of capital markets, the market price of our common stock, and the development or prospects for development of competitive technology by others. Because our common stock is not listed on a stock market, many investors may not be willing to purchase.  Sufficient additional financing may not be available to us or may be available only on terms that would result in further dilution to the current owners of our common stock.

We expect to raise additional capital during 2026, but we do not have any firm commitments for funding. If we are unsuccessful in raising additional capital, or the terms of raising such capital are unacceptable, we may have to modify our business plan and/or significantly curtail our planned activities and other operations.

We do not have sufficient funds to meet our requirements for the next 12 months.

We do not currently have sufficient funds to meet our requirements for the next 12 months. As of February 28, 2026, we had $49,388 in cash on hand. We will be mainly in the set-up and fund-raising mode for the next 12 months, and thus, funding will be gained through sales of equity, debt, or related party loans. Please see the section titled Management’s Discussion and Analysis of Financial Condition and Results of Operations” sub-section “Plan of Operation” for a detailed estimate of the amount of funds we will need to accomplish our goals. We have incurred approximately $20,345 for SEC Registration, legal fees and accounting fees in connection with the registration of the shares for the Selling Stockholders.

An investment in these securities involves an exceptionally high degree of risk and is extremely speculative in nature. Following are what we believe are material risks involved if you decide to purchase shares in this offering.

There are substantial doubts about our ability to continue as a going concern and if we are unable to continue our business, our shares may have little or no value.

Our ability to become a profitable operating company is dependent upon our ability to generate revenues and/or obtain financing adequate to fulfill its research and market introduction activities and achieving a level of revenues adequate to support our cost structure has raised substantial doubts about our ability to continue as a going concern.

As an emerging growth company, we are exempt from the requirements under the Sarbanes-Oxley Act that a public accounting firm attest as to internal controls, and we lack the financial controls and safeguards required of public companies.

We do not have the internal infrastructure necessary, and are not required, to complete an attestation about our financial controls that would be required under Section 404 of the Sarbanes Oxley Act of 2002. There can be no assurance that there are no significant deficiencies or material weaknesses in the quality of our financial controls. We expect to incur additional expenses and diversion of management’s time if and when it becomes necessary to perform the system and process evaluation, testing and remediation required in order to comply with the management certification and auditor attestation requirements.

Risks Related to Our Business

We have limited liquidity and have not established a source of revenue to support its costs.  We require additional funds to meet ours obligations and the costs of our operations.  These factors raise substantial doubt about our ability to continue as a going concern.

We have no committed sources of debt or equity financing. Our independent registered auditors included an explanatory paragraph in their opinion on our financial statements as of current date, which state that this lack of resources causes substantial doubt about our ability to continue as a going concern. No assurances can be given that we will generate sufficient revenue or obtain necessary financing to continue as a going concern.

We are completely dependent on the services of our founders; the loss of them may cause our business operations to cease, and we will need to engage and retain qualified employees and consultants to further implement our strategy.

Our operations and business strategy are completely dependent upon the knowledge and business connections of Gerard. Ascolese, our Chief Executive Officer and President, and Jacqueline Kripaitis our Chief Financial Officer, Secretary, Treasurer, and Director and Darren Kripaitis our Director. If they should choose to leave us for any reason or become ill and are unable to work for an extended period of time before we have hired additional personnel, our operations will likely fail. Even if we are able to find additional personnel, it is uncertain whether we could find qualified individuals who could develop our business along the lines described in this prospectus. We will fail without the services of our founders or an appropriate replacement(s).

We intend to acquire key-person life insurance on Gerard Ascolese, Jacqueline Kripaitis, and Darren Kripaitis, naming us as the beneficiary when and if we obtain the resources to do so, and if they are insurable at the time of application. We have not yet procured such insurance, and there is no guarantee that we will be able to obtain such insurance in the future. Accordingly, it is important that we are able to attract, motivate, and retain highly qualified and talented personnel and independent contractors.

Because the health and wellness marketplace is intensely competitive, and we lack the name recognition and resources of many of our competitors, we may never generate any revenues or become profitable.

The health and wellness marketplace is highly competitive. We plan to bring a hands-on approach to this sector. Our success is dependent upon market acceptance, marketing, technology, advertising, and the quality of our work. Some of the other health and wellness companies with which we will compete to varying extents are much more established, have greater name recognition, and have more financial resources.  Some competitors are significantly larger than we are, have a long-standing business relationship with customers, vendors and financial institutions, and have established staying power in the industry.

Our Board of Directors, which includes Mr. Kripaitis and Mrs. Kripaitis, will make all decisions concerning compensation of our executive officers for the foreseeable future. These decisions may not be in the best interests of other investors.

Our Board of Directors will make all decisions determining the amount and timing of compensation of officers for the foreseeable future until, if ever, we establish a compensation committee from members of the board of directors. Their decisions about compensation may not be in the best interests of our stockholders.

There are significant potential conflicts of interest

Our key personnel and directors have other investments and involvements in other entities and, accordingly, these individuals may have conflicts of interest in allocating time among various business activities. In the course of other business activities, certain key personnel may become aware of business opportunities which may be appropriate for presentation to us, as well as the other entities with which they are affiliated. As such, there may have conflicts of interest in determining to which entity a particular business opportunity should be presented. We cannot provide assurances that our efforts to eliminate the potential impact of conflicts of interest will be effective.

Our Chief Executive Officer and President, Gerard Ascolese, our Chief Financial Officer and Director, Jacqueline Kripaitis and Darren Kripaitis, our Director, each currently devote approximately 20 hours per week to company matters.  It is anticipated that, as the business grows, Mr. Ascolese, Mrs. Kripaitis, and Mr. Kripaitis will devote full time to furthering the business.

Wyoming Law May Protect our Directors From Certain Types of Lawsuits.

Wyoming law provides that our officers and directors will not be liable to us or our stockholders for monetary damages for all but certain types of conduct as officers and directors. Our Bylaws permit us broad indemnification powers to all persons against all damages incurred in connection with our business to the fullest extent provided or allowed by law. The exculpation provisions may have the effect of preventing stockholders from recovering damages against our officers and directors caused by their negligence, poor judgment, or other circumstances. The indemnification provisions may require us to use our limited assets to defend our officers and directors against claims, including claims arising out of their negligence, poor judgment, or other circumstances.

We are dependent upon our executives for their services and any interruption in their ability to provide their services could cause us to cease operations.

The loss of the services of our CEO and other officers could have a material adverse effect on us. The loss of the services of any of our executive management could impair our ability to execute our business plan and growth strategy, as we may not be able to find suitable individuals to replace such personnel on a timely basis or without incurring increased costs, or at all. Our future success will also depend on our ability to attract, retain and motivate other highly skilled employees. Competition for personnel in our industry is intense. We may not be able to retain our key employees or attract, assimilate or retain other highly qualified employees in the future. If we do not succeed in attracting new personnel or retaining and motivating our current personnel, our business, prospects, financial condition and operating results will be adversely affected.

Our management team does not have any experience in operating a publicly traded SEC reporting company.

While our management team has a wide breadth of business experience, none of our executive officers have held an executive position at a publicly traded SEC reporting company. Given the onerous compliance requirements to which public companies are subject, there is a chance our executive officers will fail to perform at a level expected of public company officers. In such an event, the Company’s share price could be adversely effected. The management team’s limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the company. We may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal control over financial reporting required of public companies in the United States. In addition, the development and implementation of the standards and controls necessary for us to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that we will be required to expand our employee base and hire additional employees to support our operations as a public company which will increase our operating costs in future periods.

We may need to defend ourselves against patent or trademark infringement claims, which may be time-consuming and would cause us to incur substantial costs.

Companies, organizations or individuals, including our competitors, may hold or obtain patents, trademarks or other proprietary rights that would prevent, limit or interfere with our ability to make, use, develop, sell or market our vehicles, which could make it more difficult for us to operate our business. From time to time, we may receive communications from holders of patents or trademarks regarding their proprietary rights. Companies holding patents or other intellectual property rights may bring suits alleging infringement of such rights or otherwise assert their rights. If we are determined to have infringed upon a third party’s intellectual property rights, we may be required to do one or more of the following:

•cease selling, incorporating certain components into, or using our apps or offering an app that incorporate or use the challenged intellectual property;

•pay substantial damages;

•seek a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms or at all;

•redesign our app or other services; or

•establish and maintain alternative branding for our app and services.

In the event of a successful claim of infringement against us and our failure or inability to obtain a license to the infringed technology or other intellectual property right, our business, prospects, operating results and financial condition could be materially and adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs, negative publicity and diversion of resources and management attention.

If we are unable to adequately establish, maintain, protect and enforce our intellectual property and proprietary rights, our reputation may be harmed, we may be subject to litigation, and our business may be adversely affected.

Our future success and competitive position depend on our ability to establish, maintain, protect and enforce our intellectual property and proprietary rights. We currently do not own any issued patents, trademarks, copyright nor other intellectual property registrations in the United States. We also seek to protect our trade secrets and other proprietary information through common law copyright and trademark principles, but these actions may be inadequate. The steps we have taken and will take may not prevent unauthorized use, reverse engineering or misappropriation of our technologies and we may be unable to detect any of the foregoing. Our lack of intellectual property protection in the United States may restrict our ability to protect our technologies and processes from competition. Defending and enforcing our intellectual property rights may result in litigation, which can be costly and divert management attention and resources. We plan to apply for patents, additional trademarks and other intellectual property registrations in the United States in the future to protect our brand and technologies. However, the intellectual property application process is complex and can be time-consuming. Even after investing significant resources in preparing and filing an application, there is no guarantee that it will be granted. If our efforts to protect our technologies and intellectual property are inadequate, the value of our brand and other intangible assets may be diminished and competitors may be able to mimic our cloud services. Any of these events could have a material adverse effect on our business, prospects, financial condition and operating results.

Improper activities by third parties, exploitation of encryption technology, new data-hacking tools and discoveries and other events or developments may result in future intrusions into or compromise of our networks and technology systems.

Our systems, website, data (wherever stored), software or networks and those of third-party suppliers and service providers, are vulnerable to security breaches, including unauthorized access, computer viruses or other malicious code and other cyber threats that could have a security impact. We, our third-party suppliers and service providers may not be able to anticipate evolving techniques used to effect security breaches (which change frequently and may not be known until launched), or prevent attacks by hackers, including phishing or other cyber-attacks, or prevent breaches due to employee error or malfeasance, in a timely manner or at all. Cyber-attacks have become far more prevalent in the past few years, potentially leading to the theft or manipulation of confidential and proprietary information or loss of access to, or destruction of, data on our or third-party systems, as well as interruptions or malfunctions in our or third parties’ operations. If a breach occurs within the supply chain, disjointed or delayed response efforts can exacerbate the impact, prolong recovery time, and increase potential damage to our operations and reputation. In addition, at present, there are no existing contractual agreements delineating cybersecurity responsibilities between our company and our suppliers or service providers. This absence of clear terms poses a risk wherein disputes regarding liability and accountability in the event of a security breach may emerge. Such disputes could potentially result in legal complexities, financial losses, and impeded incident resolution within our supply chain.

We have taken and are taking steps to monitor and enhance the security of our information technology systems. Furthermore, our board of directors schedules periodic discussions with management regarding significant risk exposures, including risks related to data privacy and cybersecurity, and assists in taking steps to mitigate the risk of cyberattacks on us. However, the techniques used by cyber criminals change frequently and often cannot be recognized until launched against a target; accordingly, we may not be able to anticipate these frequently changing techniques, implement adequate preventive measures for all of them or remediate any unauthorized access on a timely basis. All preventive measures, as well as additional measures that may be required to comply with rapidly evolving security standards and protocols imposed by law, regulation, industry standards or contractual obligations, may cause us to incur substantial expenses. Any unauthorized access into our customers’ sensitive information, data belonging to us or our vendors or employee data, even if we are compliant with industry security standards, could put us at a competitive disadvantage, result in deterioration of our customers’, vendors’ and employees’ confidence in us and subject us to investigations, required notifications, potential litigation, liability, fines and penalties and consent decrees, resulting in a possible material adverse impact on our brand, business, prospects, financial condition and operating results.

We may be unable to improve our existing products and develop and market new products that respond to customer needs and preferences and achieve market acceptance.

We may not be able to compete as effectively with our competitors, and ultimately satisfy the needs and preferences of our customers unless we can successfully enhance existing products, develop new innovative products and distinguish our products from our competitors’ products through innovation and design. Product development requires significant financial, technological and other resources. There can be no assurance that we will be able to incur a level of investment in research and development that will be sufficient to successfully make us competitive in product innovation and design. In addition, even if we are able to successfully enhance existing products and develop new products, there is no guarantee that the markets for our existing products and new products will progress as anticipated. If any of the markets in which our existing products compete do not develop as expected, our business, prospects, financial condition and operating results could be materially adversely affected.

Risks Relating to Cybersecurity, Data Governance and Privacy

Cybersecurity, data governance and privacy considerations could adversely impact our business.

We maintain information, including confidential and proprietary information, in digital form regarding our business and our subscribers, vendors, employees, contractors and other third parties. There are numerous and evolving risks relating to cybersecurity, data governance and privacy, including risks originating from intentional acts of criminal hackers, nation states and hacktivists; from intentional and unintentional acts of subscribers, business partners, vendors, employees, contractors, competitors and other third parties; and from errors, vulnerabilities and omissions in infrastructure, technology products, services and solutions that we use, as well as the risks associated with the number of vendors, employees, contractors and other third parties working remotely. Computer hackers and others routinely attempt to exploit and attack the security of technology products, services, systems and networks using a wide variety of methods, including ransomware or other malicious software, and attempts to exploit vulnerabilities and flaws in hardware, software and infrastructure, technology products, services and solutions. Attacks also include social engineering to fraudulently induce subscribers, business partners, vendors, employees, contractors and other third parties to unwittingly disclose information, transfer funds or provide access to systems or data. We are at risk of security breaches not only of our own infrastructure, networks and services, but also those of subscribers, business partners, vendors, employees, contractors and other third parties.

Cyber threats and attacks are increasing in number and sophistication and continually evolving, particularly with the expanding availability of Artificial Intelligence (AI) and generative and agentic AI tools and technologies, making it more challenging to defend against certain threats, attacks and vulnerabilities that can persist undetected over extended periods of time. Our technology infrastructure, products, services and solutions, including other third-party systems and technologies that we use may be used in critical Company, subscriber or third-party operations, and involve the storage, processing and transmission of sensitive data, including proprietary or confidential data, regulated data, personal information and intellectual property of employees, subscribers and others. Cybersecurity attacks or other security incidents relating to our technology infrastructure, products and solutions or those of our vendors could result in, for example, one or more of the following: unauthorized access to, disclosure, modification, misuse, loss or destruction of Company, subscriber or other third-party data or systems; theft or import or export of sensitive, regulated or confidential data including personal information and intellectual property; the loss of access to critical data or systems through ransomware, destructive attacks or other means; and business delays, service or system disruptions or denials of service. In the event of such actions, we, our subscribers and other third parties could be exposed to liability (whether contractual or otherwise), litigation, and regulatory or other government inquiries, enforcement actions, fines or penalties, as well as the loss of existing or potential subscribers, negative publicity, damage to brand and reputation, damage to our competitive position and other financial loss.

The cost and operational consequences of responding to cybersecurity incidents and implementing remediation measures could be significant. The increasing number and sophistication of cyber threats, attacks and vulnerabilities, and the scale and complexity of our business and infrastructure, make it possible that certain threats, attacks or vulnerabilities will be undetected or unmitigated in time to prevent or minimize the impact on us or our subscribers. Cybersecurity risks to us and our subscribers also depend on factors such as the actions, practices and investments of subscribers, vendors, employees, contractors and other third parties. Cybersecurity attacks or other catastrophic events resulting in disruptions to or failures in power, information technology, communication systems or other critical infrastructure could result in malfunction of our app, financial loss, injury or death to persons or property, potential liability, and damage to brand and reputation.

Risks Related to Our Common Stock and this Offering

Prior to this offering, we have had only a limited public market for our common stock and you may not be able to resell our common stock at or above the price you paid, or at all.

There has been only a limited public market for our common stock prior to this offering. The offering price of the shares offered by the Selling Stockholders was determined arbitrarily, and may vary from the market price of our common stock in the future. An active or liquid market in our common stock may not develop or, if it does develop, it may not be sustainable. In the absence of an active trading market for our common stock, you may not be able to resell any shares you hold at or above the Selling Securityholder price or at all. We cannot predict the prices at which our common stock will trade.

Our shares are not currently traded on any market or exchange. We will apply to have our common stock traded over the counter; however, there is no guarantee that our shares will ever be quoted on the OTC Markets or listed on an exchange, which could severely impact their liquidity.

Currently our shares are not traded on any market or exchange. We will apply to have our common stock quoted via the OTCID tier of OTC Markets. Therefore, our common stock is expected to have fewer market makers, lower trading volumes, and larger spreads between bid and asked prices than securities listed on an exchange such as the New York Stock Exchange or the NASDAQ Stock Market. These factors may result in higher price volatility and less market liquidity for the common stock. It is possible that our shares may never be quoted on the OTC Markets or listed on an exchange.

A low market price would severely limit the potential market for our common stock.

Our common stock is expected to trade at a price substantially below $5.00 per share, subjecting trading in the stock to certain SEC rules requiring additional disclosures by broker-dealers. These rules generally apply to any non-Nasdaq Stock Market equity security that has a market price share of less than $5.00 per share, subject to certain exceptions (a “penny stock”). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and institutional or wealthy investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to the sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Such information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed upon broker-dealers by such requirements could discourage broker-dealers from effecting transactions in our common stock.

FINRA sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the penny stock rules promulgated by the SEC, which are discussed in the immediately preceding risk factor, FINRA rules require that in recommending an investment to a customer, a broker -dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative, low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives, and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit the ability to buy and sell our stock and have an adverse effect on the market value for our shares.

An investor’s ability to trade our common stock may be limited by trading volume.

A consistently active trading market for our common stock may not occur on the OTC Markets. A limited trading volume may prevent our shareholders from selling shares at such times or in such amounts as they may otherwise desire. The company’s shares may never be quoted on the OTC Markets Pink or listed on an exchange.

We have not voluntarily implemented various corporate governance measures, in the absence of which, shareholders may have more limited protections against interested director transactions, conflicts of interest and similar matters.

Recent federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of the corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements; others have been adopted by companies in response to the requirements of national securities exchanges, such as the NYSE or the Nasdaq Stock Market, on which their securities are listed. Among the corporate governance measures that are required under the rules of national securities exchanges and the Nasdaq Stock Market, are those that address the board of Directors independence, audit committee oversight, and the adoption of a code of ethics. We have not yet adopted any of these corporate governance measures, and since our securities are not listed on a national securities exchange or the Nasdaq Stock Market, we are not required to do so. It is possible that if we were to adopt some or all of these corporate governance measures, shareholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct. For example, in the absence of audit, nominating and compensation committees comprised of at least a majority of independent directors, decisions concerning matters such as compensation packages to our senior officers and recommendations for director nominees, may be made by a majority of directors who have an interest in the outcome of the matters being decided. Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decisions.

If a limited number of purchasers in this offering purchase a significant percentage of the offering, the effective public float may be smaller than anticipated and the price of our common stock may be volatile.

We are subject to the risk that a small number of investors will purchase a high percentage of shares offered in this offering. If this were to happen, investors could find the market price of our common stock to be more volatile than they might otherwise anticipate. Companies that experience such volatility in their stock price may be more likely to be the subject of securities litigation. In addition, if a large portion of our public float were to be held by a few investors, smaller investors may find it more difficult to sell their common stock.

Our directors and executive officers exercise significant control over us, which will limit your ability to influence corporate matters and could delay or prevent a change in corporate control.

The existing holdings of our directors and executive officers is, in the aggregate, approximately ___% of our outstanding common stock. As a result, these stockholders will be able to influence our management and affairs and control the outcome of matters submitted to our stockholders for approval, including the election of directors and any sale, merger, consolidation, or sale of all or substantially all of our assets.

These stockholders acquired their shares of common stock for substantially less than the price of the shares of common stock being offered in this offering, and these stockholders may have interests, with respect to their common stock, that are different from those of investors in this offering and the concentration of voting power among one or more of these stockholders may have an adverse effect on the price of our common stock.

In addition, this concentration of ownership might adversely affect the market price of our common stock by: (1) delaying, deferring or preventing a change of control of our company; (2) impeding a merger, consolidation, takeover or other business combination involving our company; or (3) discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company.

The price of our common stock may be volatile and fluctuate substantially and rapidly, which could result in the loss of a significant part of your investment.

The market price of our common stock following this offering may fluctuate substantially and rapidly and may be higher or lower than the public offering price. The stock market, in general, and the market for smaller companies such as ours, in particular, have experienced extreme price and volume fluctuations. Such volatility, including any stock-run up, may be unrelated or disproportionate to the actual or expected operating performance and financial condition or prospects of those companies, making it difficult for the investors to assess the rapidly changing value of our common stock. These fluctuations may be even more pronounced in the trading market for our common stock shortly following the anticipated inclusion of our common stock on the OTCID Market as a result of the limited public float available following the offering. The market price for our common stock may be influenced by many factors, including:

•limited trading volume;

•our success in commercializing our products;

•developments with respect to competitive products or technologies;

•developments or disputes concerning patent applications, issued patents or other intellectual property or proprietary rights;

•the recruitment or departure of key personnel;

•actual or anticipated changes in estimates as to financial results, commercialization timelines or recommendations by securities analysts;

•variations in our financial results or the financial results of companies that are perceived to be similar to us;

•sales of common stock by us, our executive officers, directors or principal stockholders or others;

•general economic, industry and market conditions on our industry;

•the publication of unfavorable research reports and updates thereto by financial analysts; and

•the other factors described in this “Risk Factors” section.

In the past, many companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

We will incur increased costs as a result of being an SEC reporting company.

As an SEC reporting company with publicly traded securities, we will incur additional legal, accounting and other expenses not presently incurred. In addition, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as well as rules promulgated by the SEC and any national securities exchange on which we list, requires us to adopt corporate governance practices applicable to U.S. public companies. These rules and regulations will increase our legal and financial compliance costs.

If securities or industry analysts do not publish research or reports about us, or if they adversely change their recommendations regarding our common stock, then our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us, our industry and our market. If no analyst elects to cover us and publish research or reports about us, the market for our common stock could be severely limited and our stock price could be adversely affected. As a small-cap company, we are more likely than our larger competitors to lack coverage from securities analysts. In addition, even if we receive analyst coverage, if one or more analysts ceases coverage of us or fails to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. If one or more analysts who elect to cover us issue negative reports or adversely change their recommendations regarding our common stock, our stock price could decline.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to “emerging growth companies” will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the federal securities laws, and we may take advantage of certain exemptions and relief from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” In particular, while we are an “emerging growth company”, (1) we will not be required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, (2) we will be exempt from any rules that may be adopted by the PCAOB requiring mandatory audit firm rotations or a supplement to the auditor’s report on financial statements, (3) we will be subject to reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (4) we will not be required to hold nonbinding advisory votes on executive compensation or shareholder approval of any golden parachute payments not previously approved. We currently intend to take advantage of these exemptions. In addition, an emerging growth company may take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”) for complying with new or revised accounting standards, meaning that the company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

We may remain an “emerging growth company” until the fiscal year-end following the fifth anniversary of the completion of this initial public offering, though we may cease to be an “emerging growth company” earlier under certain circumstances, including (1) if we become a large accelerated filer, (2) if our gross revenue exceeds $1.235 billion in any fiscal year, or (3) if we issue more than $1.0 billion in non-convertible notes in any three year period. We cannot assure you that we will be able to take advantage of all of the benefits of the available to emerging growth companies.

We are a “smaller reporting company” and, even if we no longer qualify as an emerging growth company, we may still be subject to reduced reporting requirements.

We are a “smaller reporting company” as defined in the Securities Exchange Act of 1934, as amended. Smaller reporting companies may choose to present only the two most recent fiscal years of audited financial statements in their annual reports on Form 10-K and have reduced disclosure obligations regarding executive compensation and, if a smaller reporting company has less than $100 million in annual revenue, it would not be required to obtain an attestation report on internal control over financial reporting issued by its independent registered public accounting firm. We will remain a smaller reporting company until the last day of any fiscal year for so long as either: (i) the market value of our shares of common stock held by non-affiliates does not equal or exceed $250 million measured on the last business day of our second fiscal quarter; or (ii) our annual revenues is less than $100 million during the most recently completed fiscal year and the market value of our common stock held by non-affiliates is less than $700 million measured on the last business day of our second fiscal quarter. To the extent we take advantage of such reduced disclosure obligations, it may make the comparison of our financial statements with other public companies difficult or impossible.

We have never declared or paid any cash dividends or distributions on our capital stock. We do not anticipate paying any cash dividends on our common stock in the foreseeable future.

We have never declared or paid any cash dividends or distributions on our capital stock since December 2021. We currently intend to retain our future earnings, if any, to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend. As a result, investors will be reliant upon capital appreciation for any returns on their investment in the shares of our common stock.

USE OF PROCEEDS

We are not selling any securities under this prospectus and will not receive any of the proceeds form the sale of the Shares by the Selling Stockholders. We may receive proceeds from the exercise of warrants whose underlying shares are covered by this prospectus, but any such proceeds will be nominal.

DIVIDEND POLICY

We have never declared or paid any cash or other dividends or distributions on our capital. We currently intend to retain earnings, if any, to finance the growth and development of our business. We do not expect to pay any cash dividends on our common stock in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in any financing instruments, provisions of applicable law and other factors the board deems relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with (i) our audited financial statements as of November 30, 2025. This registration statement contains certain forward-looking statements, and our future operating results could differ materially from those discussed herein. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. We disclaim any obligation to update any such factors or to announce publicly the results of any revisions of the forward -looking statements contained herein to reflect future events or developments. For information regarding risk factors that could have a material adverse effect on our business, refer to the Risk Factors section of this prospectus beginning on page 4.

Going Concern

The future of our company depends on its ability to secure financing and generate revenue from our planned platforms. Management has plans to seek additional capital through a private placement and public offering of our common stock, if necessary. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

Plan of Operation

We plan to apply to be listed on the OTCID tier of OTC Markets and to raise additional capital through private or public offerings of equity or debt securities.

Results of Operations for the period from July 16, 2025 (date of inception) through November 30, 2025 compared to the three months ended February 28, 2026

Revenues

Revenues from continuing operations for the period July 16, 2025 (date of inception) through November 30, 2025 and for the three months ended February 28, 2026 were $0.

Expenses

The total expenses for the period from July 16, 2025 (date of inception) through November 30, 2025, were $11,385, made up of research and development expenses and general and administrative expenses. Research and Development expenses were $3,100, and general and administrative fees were $8,285. For the three months ended February 28, 2026, total expenses increased to $35,630. Research and Development expenses decreased to $2,665, and general and administrative fees increased to $32,965

The following tables set forth the summary financial data from MobbQuest Inc.’s Audited Statements of Operations for the period from inception (July 16, 2025) to November 30, 2025. The accompanying notes are an integral part of these financial statements and should be read in conjunction with the financial statements, related notes, and other financial information included in this prospectus.

Audited Statement of Operations Data

	Cumulative Results from July 16, 2025 (inception date) through November 30, 2025	Results for the three months ended February 28, 2026
	(audited)	(unaudited)
Total Revenues	$0	$0
General and Administrative Expenses	8,285	32,965
Research and Development Expenses	3,100	2,665
Net Loss	$(11,385)	$(35,629)

Liquidity and Capital Resources

As of the period ending November 30, 2025, we had $48,284 in current assets consisting of cash and cash equivalents.  As of February 28, 2026, we had $49,883 in current assets consisting of $49,388 of cash and cash equivalents and $496 of inventory. Current liabilities at November 30, 2025 and February 28, 2026 were $300.

Off-Balance Sheet Arrangements

We have not entered into any transactions, agreements or other contractual arrangements that would result in off-balance sheet liabilities.

Quantitative and Qualitative Disclosures about Market Risk

Cash and Cash Equivalents.

The Company considers all highly liquid short-term investments with maturities of less than three months when acquired to be cash equivalents.

Loss Per Common Share.

Basic net loss per share is calculated by dividing the net loss by the weighted-average number of common shares outstanding for the period.

Foreign exchange risk

We do not believe that we currently have any significant direct foreign exchange risk and have not used any derivative financial instruments to hedge exposure to such risk. In addition, as our business and operation expand in European and other overseas markets in the future, we may be exposed to increased foreign exchange risks for other currencies.

BUSINESS

Overview

MobbQuest Inc. was formed in the State of Wyoming on July 16, 2025.

We have developed and are continuing to develop a health and wellness platform that merges  generalized health programs, rewards, and expert consultation.  Our mission is to incentivize healthier lifestyles by combining community influence, wearable data, and reward-based behavioral psychology. Unlike traditional fitness apps that rely on self-motivation alone, our platform integrates social accountability and reward incentives.

The name of our app is FitPointz.ai, and it is available through most app stores. Our goal is to engage the user with fitness activities and health programs that promote individualized well-being.

We currently have no subscribers to the app and have not generated any revenues to date.  We expect to begin enrolling subscribers in October 2026.

Key Features

Currently our FitPointz.ai app allows users to log personal information and responds to requests for assistance with recipes, fitness routines and exercise and fitness routines.  We are endeavoring to further develop the app to include:

•Generalized health programs (fitness, nutrition, and recovery).

•Subscription-based access to generalized fitness and wellness plans.

•Premium expert consultations for users seeking deeper insights and training.

•Token rewards earned for activities, including completing exercises, watching live streams, sharing on social media, and other daily activities.

Many features of our app are currently under development. Full functionality of our app will require additional development work.  We expect the app to be fully functional by October 2026 and that development to that stage will cost between $3,000 and $5,000 which we plan with cash on hand.

Current Content on our App

The following features can currently be accessed through the FitPointz.ai app:

•Secure Payment Gateway: Fully integrated payment processing to handle user subscriptions, one-time tips, and seamless payouts to creators.

•Privacy & Moderation Controls: Tools to block users, report inappropriate content, and filter offensive words or phrases from comments.

•Sleek UI/UX Design: A highly visual, premium aesthetic combining a clean, media-centric feed with exclusive, creator-focused layout spaces.

Proposed Content on our App

The following features of our app are currently under development or will not be functional until we engage influencers and other creators:

GUIDED WALKTHROUGH

An interactive, step-by-step tutorial that shows new users how to navigate the app, discover creators, and access premium content which will be available after we engage creators.

EXPERT CONSULTATIONS

We are seeking to assemble a team of professionals so that premium users can access one-on-one consultations with professional fitness trainers, nutritionists, and recovery specialists, ensuring personalized, expert guidance.  We have not yet engaged any of these professionals but expect that we will engage between one and ten professionals by October 2026.

DASHBOARD

The FitPointz.ai app is being developed to track steps, calories, and workouts with progress visuals and rewards. We are seeking to develop an app dashboard that upon completion will include the following features:

Calorie & Water Tracker:

The Calorie and water tracker is a feature that will provide easy logging with nutritional data from The MOBB Cookbook. We expect this tracker to be available by October  2026.

Activity Tracker:

Our app is being improved so that users will have the ability to sync it with phone and wearables to record workouts and daily movement.

Fitpointz (FP):

The FitPointz.ai app is being developed to display earned points in real time.  We expect displays to be available by October 2026.

Marketplace:

After we assemble a team of fitness influencers, our app will be upgraded so that users can search, follow, and subscribe to fitness influencers.  We have not yet engaged any influencers but expect that we will engage between one and ten influencers by October 2026.

Live-Stream Portal:

FitPointz.ai app users will be able to watch real-time influencer workouts with Proof-of-Activity (PoA) once we engage influencers.

Short-Form Video Feed

A dedicated, infinitely scrollable video feed designed specifically for immersive, vertical fitness content such as workouts, quick recipes, and motivational clips which we expect to be available by October 2026.

Dynamic ExplorePage

An algorithm-driven discovery feed that recommends new health influencers, trending challenges, and fitness routines based on individual user interactions which we expect to be available by October 2026.

HomeFeed

A central hub displaying photos, videos, and text updates from followed creators, blending free updates with premium teaser content which we expect to be available by October 2026.

CLIENT MANAGEMENT:

After we assemble a team of trainers, the FitPointz.ai app will enable secure text and video calls for trainers and clients. We have not yet engaged any trainers but expect to do so by October 2026.

IN-APP STORE:

After the FitPointz.ai app store is launched, users of our app will be able to buy and sell branded merchandise and fitness products. We expect to launch the app store in October 2026.

INFLUENCER STRATEGY

We are seeking to assemble a team of fitness and wellness influencers and expect to have a team in place by October 2026. Influencers drive growth by bringing their communities. Live streams, exclusive content, and micro-communities fuel daily activity. Centralized, ad-free space will be offered for premium influencer content.  We currently do not have any arrangements in place with influencers.

We will support influencers through revenue sharing arrangements on subscriptions, plus FitPointz (FP) for engagement. We plan to offer in-app storefronts with logistics handled by FitPointz. We expect to launch in-app store fronts by October 2026.

Once we have engaged influencers the FitPointz app will include the following features:

•Tiered Subscriptions: Tools for influencers to offer both free public posts and exclusive, paywalled content for premium subscribers (such as customized workout programs, live Q&As, or specialized diet plans).

•Tipping & Micro-transactions: A feature allowing users to send one-time tips on specific posts, video clips, or during live streams to support creators directly.

•Creator Analytics Dashboard: A backend hub for influencers to track profile views, engagement rates, subscriber retention, and revenue generation.

•Direct Messaging (DMs): Secure private messaging between users, as well as a direct channel for fans to connect with creators.

•Post Sharing via DM: A quick-share button on all posts and videos, allowing users to send workouts or meal ideas directly to friends within the application.

•Advanced DM Search Bar: A robust search function within the inbox to quickly find specific conversations or filter specifically by followed creators.

MONETIZATION AND REVENUE STREAMS

FitPointz’s revenue model is not just a collection of streams but a protocol designed for scalable, long-term profit. Revenue will be generated through subscription tiers, influencer revenue sharing, wearable device sales, corporate wellness programs, and brand partnerships. We plan to pursue these multiple recurring revenue streams to allow the platform to scale sustainably. We plan to generate commissions through:

•User-trainer and data marketplace transactions

•Premium Subscriptions which unlock certain influencer content

•Merchandise Sales - branded products and gear

We have not generated any revenue to date and currently have no products to offer.  Moreover, we have not reached any arrangements with influencers, corporate wellness programs or brand partnerships.  No assurances can be given that we will be able to reach agreements with respect to these types of arrangements on acceptable terms, if at all.

REWARDS

Once our platform is more fully developed, users will have the ability to earn FitPointz (FP) for their activities.  FP may be spent on in-app benefits, challenges, or marketplace items, removing it from circulation. We plan to generate platform revenues from subscriptions, marketplace commissions, and data sales . This flywheel is being developed so that as the platform grows and revenue increases, the treasury’s ability to provide rewards is strengthened, creating a virtuous cycle of earning and value creation. We expect these features to be available by October 2026.

POINTS LOYALTY AND REWARDS

Once our points and reward feature becomes operational, users will earn points by meeting or exceeding personalized daily, weekly, and monthly wellness goals. These goals will be algorithmically adjusted based on user baseline data, age, and activity history.

We are developing a Points-Based Incentive System designed to motivate sustainable health behaviors rather than short-term activity spikes. Examples of rewardable goals include:

•Activity & Movement

•Daily step targets (e.g., 8,000-12,000 steps)

•Active minutes per day

•Consistent movement across consecutive day

Rewards will also be provided for achieving cardio & oxygen metrics, including:

•Maintaining preferred SpO₂ ranges (e.g., ε95%)

•Resting heart rate improvement trends

•Heart rate variability (HRV) stability

Users of the FitPointz.ai app will earn rewards  for achieving sleep and recovery goals, including:

•Minimum sleep duration thresholds

•Sleep consistency (bed/wake times)

•Sleep quality scores

Lifestyle and engagement targets include:

•Weekly goal streaks

•Participation in wellness challenges

•App engagement and educational content competition

The points and reward feature of our app is being designed so that each completed goal generates a predefined number of points, with bonus multipliers for streaks, long-term improvements, and balanced health metrics.

The app’s proposed advanced incentive functions are being designed to provide Behavioral Consistency Rewards and prioritize consistency rather than rewarding extremes.

Daily compliance bonuses will be provided for:

•Rolling 7-, 30-, and 90-day streak incentives

•Reduced reward volatility to discourage unhealthy lifestyle

•Health and wellness marketplace discounts

Premium app features will provide partner ecosystem rewards (insurance, gyms, nutrition brands).

Once functionality of the points and reward system is achieved, points may be redeemed for:

•In-app utility only

oPoints can unlock features

oCustomize avatars or UI

oAccess workouts, programs, or content

oReduce friction (skip ads, unlock modes)

•Discounts on the company’s products

oReduced subscription fees

oFree months

oMerchandise discounts

•Non-cash perks - these are loyalty rewards

oEarly access to features

oPriority support

oCommunity recognition

oInvitations to events or challenges

•Charitable or symbolic redemption

oCompany donates to charity when points are redeemed

oTrees planted, meals donated, etc.

oUser never receives money or value.

Points will be issued for engagement only and have no monetary value

FitPointz.ai app Pricing

Pricing Tiers (Post 1-Month Free Trial):

Tier	Price (Monthly)	What’s Included
Basic	$9.99	Full app access, basic ability to subscribe to influencers, token rewards
Pro	$19.99	Includes expert Q&A and leaderboard
Elite	$49.99-$79.99	1-on-1 consultations, premium content, and exclusive events

Optional:

•Annual discounts (e.g., $99.99/year for Pro)

•Group/Family Plans

•Affiliate Reward Incentives (users who bring others in get token bonuses)

Marketing and Growth Strategy

Our platform is being developed to create a self-reinforcing ecosystem where users track health metrics, earn points, and engage with influencer led communities while maintaining long term subscription retention.

The marketing strategy focuses on three key drivers:

1.Influencer driven user acquisition

2.Gamified health engagement

Our primary target market is individuals aged 18-45 who actively engage with fitness tracking apps, health optimization communities, influencer led lifestyle content, and wearable health technology.

Our secondary market includes professional athletes, biohacking communities, weight loss communities, and followers of health influencers.

Our core growth strategy includes:

1.Influencer Ecosystem Model

Influencers will create their own community portals within the platform and receive revenue share for users they bring onto the platform.

2.Gamification & Reward System

Users earn points by tracking workouts, sleep, completing health challenges, and maintaining engagement streaks.

Competition

There are many established fitness and wellness apps that have significantly greater financial and personnel resources and technical expertise than the Company. For FitPointz to be successful in the marketplace, we balanced the value of our platform compared to our competitors and set our pricing.  Below we included a list of competitors, pricing, and their features.

Here’s what similar apps charge (monthly):

App	Monthly Fee	Features
Noom	$70	Behavior-based weight loss, coaching
MyFitnessPal (Premium)	$19.99	Diet & fitness tracking, recipes, no ads
Fitbit Premium	$9.99	Health insights, workouts, sleep score
Future	$149	1:1 personal coaching, custom fitness plans
Supernatural (Meta VR)	$19.99	Immersive VR fitness game, subscription access
Peloton Digital	$12.99	Workout classes, community, health tracking

Employees

As of June 22, 2026, we had three employees. All additional work is done on a subcontract basis. At present, we do not have employment agreements with Mr. Ascolese, our Chief Executive Officer and President, Mrs. Kripaitis, our Chief Financial Officer, or Darren Kripaitis, a Director who also provides sports science and sports rehabilitation expertise. We do not have agreements with any of our subcontractors for any services. We consider our relations with our subcontractors to be good.

Our employees are not represented by a labor organization or covered by a collective bargaining agreement. We believe that we maintain a good working relationship with our employees and to date, we have not experienced any significant labor disputes.

Legal Proceedings

We may be subject to legal proceedings, investigations and claims incidental to the conduct of our business from time to time. We are not currently a party to, nor are we aware of, any legal proceedings, investigations or claims which, in the opinion of our management, are likely to have a material adverse effect on our business, financial condition or results of operations.

Properties

We use an administrative office located at 39 Wyandotte Avenue, Oceanport, New Jersey 07757 made available to us by Jacqeline Kripaits, our Chief Financial Officer, Treasurer, Secretary and Director at no charge.  We consider our current principal office space arrangement adequate for the near term and will reassess our needs based on the future growth of the company. We do not own any real property.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the names and ages of all of our directors and executive officers as of March 20, 2026:

Name	Age	Position
Gerard Ascolese	65	President and Chief Executive Officer
Jacqueline A. Kripaitis	63	Chief Financial Officer, Treasurer, Secretary and Director
Darren Kripaitis	34	Director

The term of office of each of our directors ends at the next annual meeting of our stockholders or when such director’s successor is elected and qualifies. No date for the next annual meeting of stockholders is specified in our bylaws or has been fixed by the Board of Directors.  The term of office of each of our officers ends at the next annual meeting of our Board of Directors, expected to take place immediately after the next annual meeting of stockholders, or when such officer’s successor is elected and qualifies. Directors are entitled to reimbursement for expenses in attending meetings, but receive no other compensation for services as directors. Directors who are employees may receive compensation for services other than as directors. No compensation has been paid to directors for services.

Set forth below is biographical information about each of the individuals named in the tables above:

Gerard Ascolese - Chief Executive Officer and President

Mr. Ascolese is the President and producer-director of ASAP Multimedia Productions, a full service production company and digital advertising agency he founded in 2008.  He has spent 30 years writing, producing, and directing thousands of successful TV, Radio, Video, Film, voice-over, and Web Content productions. A Seton Hall University graduate in broadcast communications, Mr. Ascolese’s career began as a sports director and play-by-play announcer. His work has been recognized across the video, multimedia, and broadcasting industries, with national credits including ESPN, NBC, FOX, and CNN. Mr. Ascolese’s dedication and passion have earned him an excellent reputation, and ASAP Multimedia now serves a range of companies with creative, branded campaigns that achieve results.

Jacqueline A. Kripaitis - Secretary, Treasurer, Chief Financial Officer, Chief Accounting Officer, and Director

Mrs. Kripaitis has 25 years of service in the US Army Department of Defense. She retired from the US Army Department of Defense in 2010. Ms. Kripaitis worked as an Electronic Engineer, developing communications, intelligence, and warfare technology. From 1998 - 2011 she worked for the Communication Engineering Research and Development Command, and from 1985 - 1997 she worked for the Army Research Lab. Mrs. Kripaitis holds degrees from Monmouth University BS in Engineering, 1985, and an MSCS in Computer Science.

Darren Kripaitis - Director

Mr. Kripaitis’ current position is as a Senior Physiotherapist with the Health Service Executive (HSE) in Primary Care in Dublin Southeast, a role he has held since 2021.  Health Service Executive provides public health and social care services to residents of Ireland. Current duties include assessing, diagnosing, and treating a wide range of musculoskeletal conditions. Mr. Kripaitis provides evidence-based rehabilitation, develops individualized treatment plans, and supports patients in improving their function, reducing pain, and returning to their normal activities. He contributes to service development, including implementing group rehabilitation programmes and working as part of a multidisciplinary team alongside GPs and other healthcare professionals. Mr. Kripaitis experience includes neurology, respiratory care, and amputee rehabilitation.

Prior to his appointment as Senior Physiotherapist, Mr. Kripaitis served as a Junior Physiotherapist with Health Service Executive.

Mr. Kripaitis has worked globally, including in New Zealand, where he supported active lifestyles, adaptive ski programs, and collaborated with rugby sports scientists. He graduated from Queen Margaret University, Edinburgh, Scotland, in 2016 with a degree in Physiotherapy.

Darren Kripaitis, Director, is the stepson of Jacqueline Kripaitis, our Chief Financial Officer, Secretary, Treasurer, and Director.  There are no other family relationships among the other directors and executive officers of the company.

None of our officers or directors have any felonies/bankruptcies or other actions of which disclosure is required.

Director Independence

Our securities are not listed on a national securities exchange  and, accordingly, we are not subject to nay rules  that require a majority of a listed company’s board of directors be composed of independent directors or that require that require companies to maintain audit, compensation and nominating committees. Considering that we are an early-stage company, we do not maintain standing audit, compensation, or nominating committees. The functions typically associated with these committees are performed by the entire Board of Directors. Our Board of Directors has adopted the definition of “independence” as described under the Sarbanes Oxley Act of 2002 (Sarbanes-Oxley) Section 301, Rule 10A-3 under the Securities Exchange Act of 1934 (the Exchange Act) and Nasdaq Stock Market Rules 4200 and 4350. No members of our board of directors would be considered an independent director under the Nasdaq Stock Market Rules.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code of business conduct and ethics may be obtained free of charge by writing to MobbQuest Inc. 39 Wyandotte Avenue, Oceanport, New Jersey 07757, Attn: Chief Financial Officer. If we make any substantive amendments to, or grant any waivers from, the code of business conduct and ethics for any officer or director, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K filed with the SEC.

Compensation of Executive Officers

The following table shows the compensation awarded to or earned during the period from July 16, 2025 (inception through November 30, 2025 by our executive officers.

Summary Compensation Table

Name and principal position	Year	Salary	Bonus	Stock Awards	Option Awards	All Other Compensation	Total ($)
Gerard Ascolese	2025	$0	-	-	-	-	$0
President and Chief Executive Officer
Jacqueline A. Kripaitis	2025	$0	-	-	-	-	$0
Chief Financial Officer, Treasurer and Secretary

Director Compensation

Our directors do not currently receive any compensation for serving as directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Related Party Transactions

It is our practice and policy to comply with all applicable laws, rules and regulations regarding related person transactions, including the Sarbanes-Oxley Act of 2002. A related person is an executive officer, director, or more than 5% stockholder of MobbQuest Inc., including any immediate family members, and any entity owned or controlled by such persons. Our Board of Directors (excluding any interested director) is charged with reviewing and approving all related person transactions, and a special committee of our Board of Directors is established to negotiate the terms of such transactions. In considering related person transactions, our Board of Directors takes into account all relevant available facts and circumstances.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS.

The following table sets forth, as of June 25, 2026, certain information with respect to the beneficial ownership of shares of our common stock by: (i) each person known to us to be the beneficial owner of more than five percent (5%) of our outstanding shares of common stock, (ii) each director or nominee for director of our Company, (iii) each of the executives, and (iv) our directors and executive officers as a group. Unless otherwise indicated, the address of each shareholder is c/o our company at our principal office address.

Name and Address of Beneficial Owner:	Common Stock	Percent(1)
Gerard Ascolese	2,000,000	4.43%
Jacqueline Kripaitis	4,000,000	8.85%
Jacob Kripaitis	7,500,000	16.61%
All officers and directors as a group	13,500,000	29.9%

Name and Address of Beneficial Owner:	Common Stock	Percent(1)
James John 19630 Newell Lane Caldwell ID 83605	4,00,000	8.86%
Reich Brothers 7011 Vivaldi Lane Delray Beach, FL 33446	4,000,000	8.86%
Blaze Tech LLC 9212 Pitching Wedge Drive Las Vegas, Nevada 89134	4,000,000	8.86%
Amanda Morelli 403 East 2nd Street Florece CO 81226	3,600,000	7.97%
Tice Travel 6 Blue Cedar Littleton CO 80127	2,700,000	5.97%

(1)Based upon 45,190,070 shares of common stock outstanding  as of June 22, 2026

DESCRIPTION OF SECURITIES

The following description of the material terms of our securities and the provisions of our amended and restated certificate of incorporation and our amended and restated bylaws, which will become effective prior to the consummation of this offering, are summaries and are qualified by reference to such documents. We have filed copies of these documents with the SEC as exhibits to our registration statement of which this prospectus forms a part.

Authorized Capital Stock

Our articles of incorporation authorizes us to issue up to 75,000,000 shares of common stock. As of March 20, 2026 there were 45,159,070 shares of common stock issued and outstanding.

Common Stock

Shares of our common stock have the following rights, preferences and privileges:

Voting

Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Any action at a meeting at which a quorum is present will be decided by a majority of the voting power present in person or represented by proxy, except in the case of any election of directors, which will be decided by a plurality of votes cast. There is no cumulative voting.

Dividends

Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for payment, subject to the rights of holders, if any, of any class of stock having preference over the common stock. Any decision to pay dividends on our common stock will be at the discretion of our board of directors. Our board of directors may or may not determine to declare dividends in the future. See “Dividend Policy.” The board’s determination to issue dividends will depend upon our profitability and financial condition any contractual restrictions, restrictions imposed by applicable law and the SEC, and other factors that our board of directors deems relevant.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of our common stock will be entitled to share ratably on the basis of the number of shares held in any of the assets available for distribution after we have paid in full, or provided for payment of, all of our debts and after the holders of all outstanding series of any class of stock have preference over the common stock, if any, have received their liquidation preferences in full.

Other

Our issued and outstanding shares of common stock are fully paid and nonassessable. Holders of shares of our common stock are not entitled to preemptive rights. Shares of our common stock are not convertible into shares of any other class of capital stock, nor are they subject to any redemption or sinking fund provisions.

Indemnification of Officers and Directors

Our bylaws provide that we will indemnify our officers and directors provided that they comply with the standards of conduct set forth in the bylaws, which require the individual to act in good faith, with reasonable and prudent care, and in the best interest of the company.

Registrar and Transfer Agent

The registrar and transfer agent for our common stock is VStock Transfer, LLC. The transfer agent’s address is 18 Lafayette place, Woodmere, New York 115985.

SHARES ELIGIBLE FOR FUTURE SALE

Rule 144

Future sales of substantial amounts of common stock in the public market could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities. We are unable to estimate the number of shares of common stock that may be sold in the future.

Shares of common stock held by any of our affiliates, as that term is defined in Rule 144 of the Securities Act, as well as shares held by our current stockholders, may be resold only pursuant to further registration under the Securities Act or in transactions that are exempt from registration under the Securities Act. In general, under Rule 144 as currently in effect, any person who is or has been our affiliate during the 90 days immediately preceding the sale and who has beneficially owned shares for at least six months is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of: (i) 1% of the number of shares of common stock then outstanding, or (ii) the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates will also be subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

As of  March 20, 2026, we had 45,159,070 shares of common stock outstanding. All shares of common stock held by existing shareholders are deemed “restricted securities” as that term is defined in Rule 144 and may not be resold except pursuant to an effective registration statement or an applicable exemption from registration, including Rule 144. As of March 20, 2026, none of such shares are currently eligible for sale under Rule 144.

Regulation S

Regulation S under the Securities Act provides that securities owned by any person may be sold without registration in the United States, provided that the sale is effected in an “offshore transaction” and no “directed selling efforts” are made in the United States (as these terms are defined in Regulation S) and subject to certain other conditions. In general, this means that our shares of common stock may be sold in some manner outside the United States without requiring registration in the United States.

Rule 701

In general, under Rule 701 as in effect on the date of this prospectus, any of our employees, directors, officers, consultants, or advisors who purchased shares from us in reliance on Rule 701 in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering, or who purchase shares from us after that date upon the exercise of options granted before that date, are eligible to resell such shares 90 days after the effective date of this offering in reliance upon Rule 144. If such person is not an affiliate, such sale may be made subject only to current public information provisions of Rule 144. If such a person is an affiliate, such sale may be made under Rule 144 without compliance with the holding period requirement, but subject to the other Rule 144 restrictions described above.

SELLING STOCKHOLDERS

We are registering for offer and sale 45,159,070 shares of our common stock. To the best of our knowledge, the named Selling Stockholders are the beneficial owners and have sole voting and investment power over all shares or rights to the shares reported.

	Beneficial Ownership Before Offering		Beneficial Ownership After Offering
Name of Beneficial Owner	Number of Shares	Shares Being Offered	Number of Shares (1)	Percent of Class (1)
Gary Tice	800,000	800,000	-0-	-0-
James Sbarbaro	300,000	300,000	-0-	-0-
Ron Lopez	100,000	100,000	-0-	-0-
Melanie Taylor	100,000	100,000	-0-	-0-
Austin Morelli	1,000,000	1,000,000	-0-	-0-
Nancy Karen Wright	30,000	30,000	-0-	-0-
Sandra Crawford	50,000	50,000	-0-	-0-
Melissa Archulette	50,000	50,000	-0-	-0-
Brent Bendell	100,000	100,000	-0-	-0-
Martin Hernandez	50,000	50,000	-0-	-0-
Kirk Nelson	50,000	50,000	-0-	-0-
Anthony Schaffer	50,000	50,000	-0-	-0-
Christopher Bowler	500,000	500,000	-0-	-0-
James John	4,000,000	4,000,000	-0-	-0-
Mark Lowe	100,000	100,000	-0-	-0-
Ashley Martinez	1,000,000	1,000,000	-0-	-0-
Amanda Morelli	3,600,000	3,600,000	-0-	-0-
Tice Travel	2,700,000	2,700,000	-0-	-0-
Addie Evans	200,000	200,000	-0-	-0-
Mark Ziolkowski	1,500,000	1,500,000	-0-	-0-
Linda Okken	999,070	999,070	-0-	-0-
Geralyn Gorshing	50,000	50,000	-0-	-0-
Jeremy Gindro	100,000	100,000	-0-	-0-
James Gindro	100,000	100,000	-0-	-0-
Craig Law	380,000	380,000	-0-	-0-
Lacole Archuletta	50,000	50,000	-0-	-0-
James Archuletta	50,000	50,000	-0-	-0-
Joan Kelly	500,000	500,000	-0-	-0-
Nancy Messina	200,000	200,000	-0-	-0-
Laurence Blum	1,000,000	1,000,000	-0-	-0-
Reich Brothers	4,000,000	4,000,000	-0-	-0-
Zhiling Xie	1,000,000	1,000,000	-0-	-0-
Philip L. Moncure	150,000	150,000	-0-	-0-
Keyra John	1,000,000	1,000,000	-0-	-0-
Tyree Scott	100,000	100,000	-0-	-0-
James John	1,700,000	1,700,000	-0-	-0-
Jacqueline Kripaitis	4,000,000	4,000,000	-0-	-0-
Jacob Kripaitis	7,500,000	7,500,000	-0-	-0-
Blaze Tech LLC	4,000,000	4,000,000	-0-	-0-
Gerard Ascolese	2,000,000	2,000,000	0-	-0-

(1)Assumes all of the shares being offered under this prospectus will be sold by the selling stockholders; however, we are unable to determine the exact number of shares that will actually be sold or when or if sales will occur.

PLAN OF DISTRIBUTION

We are registering shares of our common stock on behalf of the selling shareholders.  The selling shareholders will offer and sell the shares of our common stock to which this prospectus relates for their own accounts.  We will not receive any proceeds from the sale of those shares. We will pay all fees and expenses in connection with the registration of those shares.  Fees and expenses of any attorneys or other advisors retained by the selling shareholders in connection with the registration will be paid by the selling shareholders.

The selling shareholders may sell some or all of their shares of our common stock registered hereby at a fixed price of $0.02 per share. The selling shareholders may sell their shares of our common stock registered hereby in private transactions to other individuals. Although our common stock is not listed on a public exchange, we intend to apply for participation on OTC Markets concurrently with the filing of this registration statement. In order to be quoted on the OTC Markets, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates OTC Markets, nor can there be any assurance that such an application for quotation will be approved. However, sales by selling shareholders of their shares of our common stock registered hereby must be made at the fixed price of $0.02. We are registering the shares of common stock to permit the resale of these shares by the Selling Stockholders after the date of this prospectus. We will not receive any proceeds from the sale of the shares by the Selling Stockholders. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The Selling Stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly to purchasers or through agents designated from time to time. In connection with the sales, the Selling Stockholders may enter into agreements with broker-dealers or agents who may receive commissions or fees from the Selling Stockholders or the purchasers of the shares.

The shares of common stock may be sold by the Selling Stockholders using one or more of the following methods:

•Direct Sales: Sales made directly to purchasers without the involvement of underwriters or agents.

•Brokered Transactions: Sales effected through agents who solicit or receive offers to purchase the shares.

Under the securities laws of certain states, the shares of common stock may be sold in those states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

We have advised the Selling Stockholders that the anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934, as amended, may apply to their sales of shares in the market. We have agreed to use commercially reasonable efforts to keep the registration statement of which this prospectus is a part effective during the period the Selling Stockholders are offering and selling the shares covered by this prospectus.

There can be no assurance that any Selling Securityholder will sell any or all of the shares of common stock registered pursuant to the registration statement.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the shares of common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the shares of common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

The selling shareholders and any purchasers of our common stock should be aware that any market that develops for our common stock will be subject to “penny stock” rules.

Insofar as indemnification for liabilities occurring pursuant to the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and, therefore, unenforceable.

If any of the selling shareholders enter into an agreement after the effectiveness of the registration statement of which this prospectus is a part to sell all or a portion of his or her shares of our common stock registered hereby to a broker-dealer as principal and that broker-dealer acts as underwriter, we will file a post-effective amendment to this registration statement identifying that broker-dealer, providing the required information regarding the plan of distribution, revising disclosures in that registration statement, as required, and filing a copy of that agreement as an exhibit to that registration statement.

Penny Stock Rules

SEC Rule 15g-9 establishes the definition of a “penny stock,” for purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions.  It is probable that our common stock will be considered to be a penny stock for the immediate foreseeable future.  For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker-dealer approve a person’s account for transactions in penny stocks and the broker-dealer receive from that person, a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker-dealer must obtain financial information, investment experience, and objectives of that person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluation the risks of transactions in penny stocks.

The broker-dealer must, also, deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth the basis on which the broker-dealer made the suitability determination and that the broker-dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in, both, public offerings and in secondary trading and commissions payable to, both, the broker-dealer and the registered representative, current quotations for the securities, and the rights and remedies available to an investor in cases of fraud in penny stock transactions.  Finally, monthly statements have to be sent disclosing recent price information for the penny stocks held in the account and information on the limited market in penny stocks. The above requirements may create a lack of liquidity, making trading difficult or impossible and, accordingly, shareholders may find it difficult to dispose of our common stock.

State Securities - Blue Sky Laws

There is no public market for our common stock, and there can be no assurance that any such market will develop in the foreseeable future.  Transfers of our common stock may, also, be restricted under the securities laws promulgated by various states and foreign jurisdictions, commonly referred to as “Blue Sky” laws.  Absent compliance with such laws, our common stock may not be traded in such jurisdictions. Because our common stock registered hereunder has not been registered for resale under the “Blue Sky” laws of any state, the holders of our common stock and persons who desire to purchase our common stock in any trading market that might develop in the future, should be aware that there may be significant state “Blue Sky” law restrictions regarding the ability of investors to sell our common stock and of purchasers to purchase our common stock. Accordingly, investors may not be able to liquidate our common stock and should be prepared to hold our common stock for an indefinite period of time.

The selling shareholders may contact us directly to ascertain procedures necessary for compliance with Blue Sky laws in the applicable states relating to sellers and purchasers of our common stock.

We currently do not intend to and may not be able to qualify our common stock for resale in other states which require our common stock to be qualified before such common stock can be resold by our shareholders.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Giordano, Halleran & Ciesla, P.C., Red Bank, New Jersey.

EXPERTS

The consolidated financial statements as of November 30, 2024 appearing in this prospectus have been audited by Michael Gillespie & Associates, PLLC, an independent registered public accounting firm, given on the authority of such firm as experts in auditing and accounting.

The office of Michael Gillespie & Associates, PLLC is located at 10544 Alton Avenue, Seattle, Washington 98121.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act for the shares of common stock being offered by this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement and the exhibits. For further information about us and the common stock offered by this prospectus, you should refer to the registration statement and its exhibits. References in this prospectus to any of our contracts or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may read and copy any document that we file at the SEC’s public reference room located at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. SEC filings are also available to the public at the SEC’s website at www.sec.gov.

We will be subject to the reporting and information requirements of the Exchange Act and, as a result, will file periodic and current reports, proxy statements and other information with the SEC. We expect to make our periodic reports and other information filed with or furnished to the SEC, available, free of charge, through our website as soon as reasonably practicable after those reports and other information are filed with or furnished to the SEC. Additionally, these periodic reports, proxy statements and other information will be available for inspection and copying at the public reference room and website of the SEC referred to above.

INDEX TO FINANCIAL STATEMENTS

Consolidated

MICHAEL GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

Vancouver, WA 98666

206.353.5736

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders & Board of Directors

MobbQuest Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of MobbQuest Inc. (the Company) as of November 30, 2025 and the related statements of operations, changes in stockholders’ deficit, cash flows, and the related notes (collectively referred to as “financial statements”) for the period from July 16, 2025 (inception) Through November 30, 2025. In our opinion, the restated financial statements present fairly, in all material respects, the financial position of the Company as of November 30, 2025 and the results of its operations and its cash flows for the period from July 16, 2025 (inception) through November 30, 2025 in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note #3 to the financial statements, although the Company has limited operations it has yet to attain profitability. This raises substantial doubt about its ability to continue as a going concern. Management’s plan in regard to these matters is also described in Note #3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ MICHAEL GILLESPIE & ASSOCIATES, PLLC

We have served as the Company’s auditor since 2025.

PCAOB ID: 6108

Vancouver, Washington

January 21, 2026

MobbQuest, Inc

Balance Sheets

As of November 30, 2025

Assets
Current Assets
Cash and cash equivalents	$48,283
Total current assets	48,283

Non-Current Assets
Fixed assets, net of depreciation	-
Total long-term assets	-
Total Assets	48,283

Liabilities
Current Liabilities
Accrued expenses	300
Total Current Liabilities	300
Total Liabilities	300

Commitments and contingencies (See Note 8)

Shareholders’ (Deficit) Equity
Common shares, voting $0.0001 par value, 46,000,000 authorized, 0 issued and outstanding, as of November 30, 2025	-
Common stock issuable	59,368
Additional paid-in-capital	-
Accumulated distribution	-
Retained earnings (deficit)	(11,385)
Total Shareholders' (Deficit) Equity	47,983
Total Liabilities and Shareholders' (Deficit) Equity	$48,283

The accompanying footnotes are an integral part of these financial statements.

MobbQuest, Inc

Statements of Operations

July 16, 2025 (Inception) through November 30, 2025

R&D	$3,100
General and administration	8,285
Total Operating Expenses	11,385

Loss from Operations	(11,385)

Other Income (Expenses)
Interest expense	1
Total Other Income (Expenses)	1

Income Before Income Tax	(11,385)

Provision for Income Tax	-

Net loss	$(11,385)

The accompanying footnotes are an integral part of these financial statements.

MobbQuest, Inc

Statements of Changes in Shareholders' (Deficit) Equity

As of November 30, 2025

	Issuable Value	Accumulated Deficit	Total Stockholders’ Equity
	($)	($)	($)
Common Stock Issuable	59,368	-	59,368
Issuance	-	-	-
Net Loss	-	(11,385)	(11,385)
Balance at November 30, 2025	-	(11,385)	47,983

The accompanying footnotes are an integral part of these financial statements.

MobbQuest, Inc

Statements of Cash Flow

July 16, 2025 (Inception) through November 30, 2025

Cash Flows from Operating Activities
Net Loss	$(11,385)
Adjustments to reconcile net loss to cash provided by operating activities
Increase in accrued expenses	300
Net cash provided by operating activities	(11,085)

Cash Flows from Investing Activities
Increase in Fixed Asset	-
Net cash used in investing activities	-

Cash Flows from Financing Activities
Increase in Stock issuable	59,368
Distributions	-
Net cash used in financing activities	59,368

Net cash increase (decrease) during the Year	48,282
Cash at beginning of year	-
Cash at end of year	$48,282

The accompanying footnotes are an integral part of these financial statements.

MobbQuest Inc

Notes to Financial Statements

November 30, 2025

Note 1 - Organization and Business Operation

MobbQuest, Inc (the “Company”) is in the business of developing a health and wellness platform that merges generalized health programs, rewards, and expert consultation into one ecosystem. The name of the Company’s app is FitPointz.ai.  The Company was incorporated and commenced operation on July 17, 2025 in the state of Wyoming. The Company’s fiscal year ends on November 30.

Note 2 - Basis of Presentation

The accompanying financial statements, which exclusively represent the operations of the company through November 30, 2025, and disclosures regarding certain activities up to and including the years then ended, have been prepared on the accrual basis in accordance with generally accepted accounting principles in the United States of America (“GAAP”). The accompanying financial statements reflect all adjustments including normal recurring adjustments, which, in the opinion of management, are necessary to present fairly the financial position, results of operations, and cash flows for the periods presented in accordance with GAAP. References to GAAP issued by the Financial Accounting Standards Board’s (“FASB”) in these accompanying notes to the financial statements are to the FASB Accounting Standards Codification (“ASC”).

Note 3 - Summary of Significant Accounting Policies

The summary of significant accounting policies presented as follows represents those of the business as applicable for the periods presented herein and through the inception date.

Use of Estimates

The preparation of the Company financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts included in the financial statements and accompanying notes thereto. The Company most significant estimates and assumptions are related to impairment assessments and loss contingencies. The company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Accordingly, actual results could differ from those estimates.

Liquidity and Going Concern

The financial statements have been prepared on a going concern basis which assumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. The Company has a shareholders’ Deficit of 47,983 for the year ended November 30, 2025 and accumulated retained deficit of $11,385 as of November 30, 2025.

Cash and Cash Equivalents

The Company consider liquid instruments purchased with an original maturity of three months or less to be cash equivalents. The Company continually monitor its positions with, and the credit quality of, the financial institutions with which it invests. As of the balance sheet dates, and periodically throughout the years, we have maintained balances in various operating accounts less than federally insured limits.

Fair Value of Financial Instruments

ASC 820, Fair Value Measurements and Disclosures (“ASC 820”) defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Under this guidance, the Company is required to classify certain assets and liabilities based on the fair value hierarchy, which groups fair value-measured assets and liabilities based upon the following levels of inputs:

Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2 - Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability;

Level 3 - Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).

The fair value of financial instruments is the amount at which the instrument could be exchanged in a current transaction between willing parties. The carrying values of financial instruments such as accounts receivable, accounts payable and accrued expenses approximate fair value due to short-term nature of these instruments.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which modifies lease accounting for lessees to increase transparency and comparability by recording lease assets and liabilities for operating leases and disclosing key information about leasing arrangements. In July 2018, the FASB issued ASU No. 2018-10, Codification Improvements to Topic 842, Leases, and ASU No. 2018-11, Leases (Topic 842), Targeted Improvements, which affect certain aspects of the previously issued guidance. In December 2018, the FASB issued ASU No. 2018-20, Narrow- Scope Improvements for Lessor, Leases (Topic 842), which provides guidance on sales tax and other taxes collected from lessees. In December 2019, the FASB issued ASU No. 2019-01, Codification Improvements to Topic 842, Leases, which affect certain aspects of the previously issued guidance. Amendments include an additional transition method that allows entities to apply the new standard on the adoption date and recognize a cumulative effect adjustment to the opening balance of retained earnings, as well as a new practical expedient for lessors. As of the adoption of Topic 842 there was no material impact.

In October 2021, the FASB issued ASU No. 2021-08, “Accounting for Contract Assets and Contract Liabilities from Contracts with Customers” (Topic 805). This ASU requires an acquirer in a business combination to recognize and measure contract assets and contract liabilities (deferred revenue) from acquired contracts using the revenue recognition guidance in Topic 606. At the acquisition date, the acquirer applies the revenue model as if it had originated the acquired contracts. For the Company, the new guidance is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Adoption of the ASU should be applied prospectively. Early adoption is also permitted, including adoption in an interim period. The Company is currently evaluating the impact of this accounting standard update on its financial statements.

Legal and Other Contingencies

From time to time, the Company may be a party to litigation and subject to claims incident to the ordinary course of business, including intellectual property claims, labor and employment claims, breach of contract claims and other asserted and unasserted claims. The Company investigates these claims as they arise and will accrue a liability for such matters when it is probable that a liability has been incurred and the amount can be reasonably estimated. When only a range of possible loss can be established, the most probable amount in the range is accrued. If no amount within this range is a better estimate than any other amount within the range, the minimum amount in the range is accrued. The accrual for a litigation loss contingency might include, for example, estimates of potential damages, outside legal fees and other directly related costs expected to be incurred.

Income Taxes

The Company had a total net loss for the 2025 year end, therefore there is no tax owed.

Note 4 - Supplemental Balance Sheet Disclosures

Accrued Expenses consisted of the following:

Accrued Expense	As of December 31, 2025
G&A	$300

Note 5 - Commitment and Contingencies

Leases

As discussed in Note 2 above, the Company adopted ASU No. 2016-02, the Company has no current lease contract.

Contingencies

The Company has no outstanding litigation against it.

Note 6 - Shareholders’ (Deficit) Equity

The Company is authorized to issue 46,000,000 common shares with 0.0001 par value. As of November 30, 2025 the Company has 45,159,070 common shares issuable.

Note 7 - Taxes

The company had a total net loss for the 2025 year end, therefore there is no tax owed.

Note 8- Subsequent Events

In accordance with SFAS 165 (ASC 85510) management has performed an evaluation of subsequent events through the 1/21/2026 that the financial statements were available to be issued and has determined that there is an additional 368,275 shares of stocks to be issued on 12/31/2025 totaling $36,827.50 total funds raised.

MobbQuest, Inc

Balance Sheets

	As of February 28, 2026	As of November 30, 2025
	(Unaudited)	(Audited)
Assets
Current Assets
Cash and cash equivalents	$49,388	$48,284
Inventory	496	-
Total current assets	49,883	48,284

Non-Current Assets
Fixed assets, net of depreciation	-	-
Total long-term assets	-	-
Total Assets	49,883	48,284

Liabilities
Current Liabilities
Accrued expenses	300	300
Total Current Liabilities	300	300
Total Liabilities	300	300

Commitments and contingencies (See Note 8)

Shareholders’ (Deficit) Equity
Common shares, voting $0.0001 par value, 46,000,000 authorized, 45,159,070 issued and outstanding, as of February 28, 2026	4,516	-
Common stock issuable	37,228	59,368
Additional paid-in-capital	54,852	-
Accumulated distribution	-	-
Retained earnings (deficit)	(47,013)	(11,385)
Total Shareholders' (Deficit) Equity	49,582	47,983
Total Liabilities and Shareholders' (Deficit) Equity	$49,882	$48,283

The accompanying footnotes are an integral part of these unaudited financial statements.

MobbQuest, Inc

Statements of Operations

February 28, 2026

(Unaudited)

December 1, 2025 through February 28, 2026

R&D	$2,665
General and administration	32,965
Total Operating Expenses	35,630

Loss from Operations	(35,630)

Other Income (Expenses)
Interest expense	2
Total Other Income (Expenses)	2

Income Before Income Tax	(35,629)

Provision for Income Tax	-

Net loss	$(35,629)

Weighted Average Number of Common Shares – Basic and Diluted	43,728,274

Net Loss for the Period Per Common Share – Basic and Diluted	(0.00)

The accompanying footnotes are an integral part of these unaudited financial statements.

MobbQuest, Inc

Statements of Changes in Shareholders' (Deficit) Equity

As of February 28, 2026

(Unaudited)

	Common Stock
	Shares	Value	Issuable Value	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
		($)	($)	($)	($)	($)
Common Stock Issuable	-	-	37,228	-	-	37,228
Issuance	45,159,070	4,516	-	54,852	-	59,368
Net Loss	-	-	-	-	(47,013)	(47,013)
Balance at February 28, 2026	45,159,070	4,516	37,228	54,852	(47,013)	49,582

The accompanying footnotes are an integral part of these unaudited financial statements.

MobbQuest, Inc

Statements of Cash Flow

February 28, 2026

(Unaudited)

December 1, 2025 through February 28, 2026

Cash Flows from Operating Activities
Net Loss	$(35,629)
Adjustments to reconcile net loss to cash provided by operating activities
Increase in inventory	(496)
Net cash used in operating activities	(36,125)

Cash Flows from Investing Activities
Increase in Fixed Asset	-
Net cash used in investing activities	-

Cash Flows from Financing Activities
Change in Stock Issuable	(22,141)
Increase in Common Stock	4,516
Net cash used in financing activities	(17,625)

Net cash increase (decrease) during the Year	(53,751)
Cash at beginning of year	48,282
Cash at end of year	$(5,468)

The accompanying footnotes are an integral part of these unaudited financial statements.

MobbQuest Inc

Notes to Financial Statements

February 28, 2026

Note 1 - Organization and Business Operation

MobbQuest, Inc (the “Company”) is in the Health and Technology industry, was incorporated and commenced operation on July 17, 2025 in the state of Wyoming.

Note 2 - Basis of Presentation

The accompanying financial statements, which exclusively represent the operations of the company through February 28, 2026, and disclosures regarding certain activities up to and including the years then ended, have been prepared on the accrual basis in accordance with generally accepted accounting principles in the United States of America (“GAAP”). The accompanying financial statements reflect all adjustments including normal recurring adjustments, which, in the opinion of management, are necessary to present fairly the financial position, results of operations, and cash flows for the periods presented in accordance with GAAP. References to GAAP issued by the Financial Accounting Standards Board’s (“FASB”) in these accompanying notes to the financial statements are to the FASB Accounting Standards Codification (“ASC”).

Note 3 - Summary of Significant Accounting Policies

The summary of significant accounting policies presented as follows represents those of the business as applicable for the periods presented herein and through the inception date.

Use of Estimates

The preparation of the Company financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts included in the financial statements and accompanying notes thereto. The Company most significant estimates and assumptions are related to impairment assessments and loss contingencies. The company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Accordingly, actual results could differ from those estimates.

Liquidity and Going Concern

The financial statements have been prepared on a going concern basis which assumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. The Company has a shareholders’ Equity of 47,983 for the period ended February 28, 2026 and accumulated retained deficit of $47,013 as of February 28, 2026.

Cash and Cash Equivalents

The Company consider liquid instruments purchased with an original maturity of three months or less to be cash equivalents. The Company continually monitor its positions with, and the credit quality of, the financial institutions with which it invests. As of the balance sheet dates, and periodically throughout the years, we have maintained balances in various operating accounts less than federally insured limits.

Fair Value of Financial Instruments

ASC 820, Fair Value Measurements and Disclosures (“ASC 820”) defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Under this guidance, the Company is required to classify certain assets and liabilities based on the fair value hierarchy, which groups fair value-measured assets and liabilities based upon the following levels of inputs:

Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2 - Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability;

Level 3 - Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).

The fair value of financial instruments is the amount at which the instrument could be exchanged in a current transaction between willing parties. The carrying values of financial instruments such as accounts receivable, accounts payable and accrued expenses approximate fair value due to short-term nature of these instruments.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which modifies lease accounting for lessees to increase transparency and comparability by recording lease assets and liabilities for operating leases and disclosing key information about leasing arrangements. In July 2018, the FASB issued ASU No. 2018-10, Codification Improvements to Topic 842, Leases, and ASU No. 2018-11, Leases (Topic 842), Targeted Improvements, which affect certain aspects of the previously issued guidance. In December 2018, the FASB issued ASU No. 2018-20, Narrow- Scope Improvements for Lessor, Leases (Topic 842), which provides guidance on sales tax and other taxes collected from lessees. In December 2019, the FASB issued ASU No. 2019-01, Codification Improvements to Topic 842, Leases, which affect certain aspects of the previously issued guidance. Amendments include an additional transition method that allows entities to apply the new standard on the adoption date and recognize a cumulative effect adjustment to the opening balance of retained earnings, as well as a new practical expedient for lessors. As of the adoption of Topic 842 there was no material impact.

In October 2021, the FASB issued ASU No. 2021-08, “Accounting for Contract Assets and Contract Liabilities from Contracts with Customers” (Topic 805). This ASU requires an acquirer in a business combination to recognize and measure contract assets and contract liabilities (deferred revenue) from acquired contracts using the revenue recognition guidance in Topic 606. At the acquisition date, the acquirer applies the revenue model as if it had originated the acquired contracts. For the Company, the new guidance is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Adoption of the ASU should be applied prospectively. Early adoption is also permitted, including adoption in an interim period. The Company is currently evaluating the impact of this accounting standard update on its financial statements.

Legal and Other Contingencies

From time to time, the Company may be a party to litigation and subject to claims incident to the ordinary course of business, including intellectual property claims, labor and employment claims, breach of contract claims and other asserted and unasserted claims. The Company investigates these claims as they arise and will accrue a liability for such matters when it is probable that a liability has been incurred and the amount can be reasonably estimated. When only a range of possible loss can be established, the most probable amount in the range is accrued. If no amount within this range is a better estimate than any other amount within the range, the minimum amount in the range is accrued. The accrual for a litigation loss contingency might include, for example, estimates of potential damages, outside legal fees and other directly related costs expected to be incurred.

Income Taxes

The company had a total net loss for the 2025 year end, therefore there is no tax owed.

Note 4 - Supplemental Balance Sheet Disclosures

Inventory:

Inventory consists of smart bracelet like devices that is to be sold as revenue. It is valued at $490.

Accrued Expenses consisted of the following:

Accrued Expense	As of February 28, 2026
G&A	$300

Note 5 - Commitment and Contingencies

Leases

As discussed in Note 2 above, the Company adopted ASU No. 2016-02, the Company has no current lease contract.

Contingencies

The Company has no outstanding litigation against it.

Note 6 - Shareholders’ (Deficit) Equity

The Company is authorized to issue 46,000,000 common shares with 0.0001 par value. As of February 28, 2026 the Company has 45,159,070 common shares issued and 368,275 shares issuable.

Note 7 - Taxes

The company had a total net loss for the 2025 year end and no revenue for year to date, therefore there is no tax owed.

Note 8 - Subsequent Events

In accordance with SFAS 165 (ASC 85510) management has performed an evaluation of subsequent events through the 5/29/2026 that the financial statements were available to be issued and has determined that there is no subsequent event.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses to be incurred in connection with the issuance and distribution of the shares of common stock being registered hereby, other than underwriting discounts and commissions and non-accountable expense allowance. All amounts are estimates except the SEC registration fee.

The following expenses will be borne solely by the registrant:

Amount
SEC registration fee	$136
Printing expenses	500
Legal fees and expenses	12,000
Accounting fees and expenses	7,450
Miscellaneous fees and expenses	259
Total	$20,345

Item 14. Indemnification of Directors and Officers.

Our officers and directors are indemnified as provided by the 2017 Wyoming Statute and our bylaws. Under our bylaws our directors and officers must meet the standards of conduct set forth in our bylaws which require the individual to act in good faith, with reasonable and prudent care, and in the best interest of the company.

Under the 2017 Wyoming Statute, a corporation may indemnify an individual who is a party to a proceeding because the individual is a director against liability incurred in the proceeding if:

1.(A)The director conducted himself in good faith; and

(B)He reasonably believed that his conduct was in or at least not opposed to the corporation’s best interests; and

(C)In the case of any criminal proceeding, the director had no reasonable cause to believe his conduct was unlawful; or

2.The director engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation, as authorized by Wyoming Statute 17-16-202(b)(v).

Further, we may enter into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the NRS. These indemnification agreements could require us to, among other things, indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements may also generally require us to advance all expenses reasonably and actually incurred by our directors and executive officers in investigating or defending any such action, suit, or proceeding.

The indemnification provisions in our bylaws, and indemnification agreements may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against our directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors or officers, or is or was one of our directors or officers serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

Item 15. Recent Sales of Unregistered Securities.

During 2025, the Company sold 45,19,170 shares of common stock to 40 accredited investors at prices ranging from $0.0001 and $0.10 per share. The Company relied upon the exemptions provided by Rule 506(b) and Section 4(a)(2) of the Securities Act of 1933, as amended, in making these sales.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

EXHIBIT INDEX

Exhibit Number	Description
3.1*	Articles of Incorporation of MobbQuest Inc dated April 16, 2025
3.2*	Bylaws of MobbQuest Inc.
5.1*	Opinion of Giordano, Halleran & Ciesla, P.C.
23.1	Consent of Michael Gillespie & Associates, PLLC
23.2*	Consent of Giordano, Halleran & Ciesla, P.C. (included in Exhibit 5.1)
24.1*	Power of Attorney (included on signature page)
107*	Filing Fee Table

* Previously filed.

(b) Financial Statement Schedules: None.

Item 17. Undertakings

The undersigned hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii)Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Deerfield Beach, Florida, on June 25, 2026.

MOBBQUEST INC.

By:	/s/ Gerard Ascolese
Gerard Ascolese
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Gerard Ascolese Gerard Ascolese	President and Chief Executive Officer (Principal Executive Officer)	June 25, 2026

/s/ Jacqueline Kripaitis Jacqueline Kripaitis	Chief Financial Officer, Secretary, Treasurer and Director (Principal Financial and Accounting Officer)	June 25, 2026

/s/ Darren Kripaitis Darren Kripaitis	Director	June 25, 2026